Exhibit B-4
                      ELECTRICAL DELIVERY SYSTEM TERM SHEET



1. Grant of Interest in Personalty and in Fixtures. Mobile Energy Services Company, LLC ("MESC") or its successor by foreclosure ("Seller"), shall execute and deliver to Kimberly-Clark Tissue Company ("KCTC") a bill of sale ("Bill of Sale") in recordable form that will vest KCTC with an undivided one-half ownership interest, free and clear of all claims or encumbrances, other than those encumbrances agreed upon by the parties, in:
     (i) all components of the electrical delivery system located within the Scott Paper Company Subdivision ("Subdivision Site"), as shown on a plat recorded in Map Book 64, page 391 necessary to deliver electrical power generated by MESC to the Tissue Mill; and (ii) all components of the electrical delivery system located within the Subdivision Site, including inter-connects with Alabama Power Company ("APCo") equipment, lines, and systems, necessary to deliver to the Tissue Mill electrical power generated outside the Subdivision Site, each as more fully and specifically described on a schedule to be attached to the Bill of Sale. The Bill of Sale shall be in from and substance satisfactory to the parties and shall contain representations and warranties of Seller appropriate to the structure of the transaction. The Bill of Sale shall also adopt and incorporate the provisions of the Usage Agreement (as described in Paragraph 3, below). Additionally, the Bill of Sale shall contain conveyancing words sufficient to convey an undivided one-half ownership interest to KCTC with respect to any of the components referenced in sub-parts (i) and (ii), above, that constitute real property. Nothing in the transfer documents will grant KCTC a greater claim to capacity than it is currently entitled under the operative documents that govern the use of the electrical delivery assets, including the New Tissue Mill ESA.

2. Grant of Easement Interests. Seller shall execute and deliver to KCTC an easement deed ("Easement Deed") in recordable form that will vest KCTC with a non-exclusive easement appurtenant to all Subdivision Site lots owned by KCTC ("Electrical Delivery System Access Easement"), free and clear of all claims and encumbrances other than those encumbrances agreed upon by the parties, in, on, and under those portions of all Subdivision Site lots owned by MESC where any of the following are located: (i) all components of the electrical delivery system located within the Subdivision Site necessary to deliver electrical power generated by MESC to the Tissue Mill; and (ii) all components of the electrical delivery system located within the Subdivision Site, including inter-connects with APCo equipment, lines, and systems, necessary to deliver to the Tissue Mill electrical power generated outside the Subdivision Site, in each case as more fully and specifically described on a schedule attached to the Usage Agreement. The Electrical Delivery System Access Easement shall be of sufficient width to permit KCTC, its successors and assigns, to maintain, repair, restore, and/or replace the various items transferred by the Bill of Sale. The Easement Deed shall contain representations and warranties of Seller appropriate to the form of the transaction. The Easement Deed shall also adopt and incorporate the provisions of the Usage Agreement (as described in Paragraph 3, below).


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         1 All recording references are to the records appearing in the Office of the Judge of Probate of Mobile County, Alabama

3. Usage Agreement. MESC and KCTC shall enter a usage agreement ("Usage Agreement"), that among other things, will provide that:

                  o KCTC and MESC shall have joint usage of the components described in the Bill of Sale, but MESC shall have the right and the obligation to manage, operate, maintain, and repair such components according to performance standards contemplated by the Bill of Sale and the New Tissue Mill ESA. Nothing in the Usage Agreement will grant KCTC a greater claim to capacity than it is currently entitled under the operative documents that govern the use of the electrical delivery assets, including the New Tissue Mill ESA..

                  o Unless KCTC has taken over the operation of the assets, KCTC shall not pay any capital and/or operating cost to MESC for KCTC ownership and/or use of the electrical delivery system.

                  o In the event MESC ceases to manage, operate, maintain, and repair such components described in the Bill of Sale and KCTC uses such components, as between KCTC and MESC, KCTC shall assume all risk of service reliability for the components described in the Bill of Sale necessary to deliver electrical power generated by MESC to the Tissue Mill, provided however, that KCTC shall not thereby assume responsibility to any third-party for the conduct of MESC.

                  o KCTC shall have sufficient consultation rights and oversight authority to protect its interests and to determine the occurrence of an event of default.

                  o MESC shall acknowledge and the confirmation order for the approved plan shall provide that Bankruptcy Code 363(h)(4) prohibits MESC from selling the jointly held assets in a subsequent bankruptcy. The Confirmation Order shall approve the conveyances contemplated hereby and contain a finding that such conveyances do not breach or conflict with the Master Operating Agreement.

o KCTC shall not make changes to any portion of the present electrical delivery system including that portion transferred to it hereunder without the written consent of MESC, which consent will not be unreasonably withheld. KCTC shall bear the cost of any such changes agreed to by MESC.

o MESC shall not take any actions that effectively reduces the capabilities of the present electrical delivery system in a manner that adversely affects the reliability of electrical service to the Tissue Mill without the written consent of KCTC, other than capability reductions occurring as a result of routine operations.

o KCTC's shall not use the electrical delivery system in a way that reduces its obligation to purchase electricity solely from MESC under the New Tissue Mill ESA.

o So long as MESC is managing, operating and maintaining the electrical delivery system, notwithstanding KCTC's joint ownership interest therein, MESC shall have an unrestricted right to inspect the entire electrical delivery system ahead of the delivery point for the Tissue Mill, and this agreement shall not restrict inspection rights of the Tissue Mill's electric delivery system that are granted to MESC under the Master Operating Agreement or the New Tissue Mill ESA.